AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SAN HOLDINGS, INC.

        These Amended and Restated Articles of Incorporation include amendments approved by the shareholders of SAN Holdings, Inc. on October 29, 2001, by a number of shares sufficient for approval, and one amendment not requiring shareholder approval, adopted by the Board of Directors pursuant to Section 7-106-102 of the Colorado Business Corporation Act. From this date forward these Amended and Restated Articles of Incorporation shall supersede the original Articles of Incorporation and all amendments and supplements thereto.

ARTICLE I - NAME

        The name of the Corporation is: SAN Holdings, Inc.

ARTICLE II - DURATION

        The period of duration is perpetual.

ARTICLE III - PURPOSE

        The Corporation is organized for the purpose of conducting any legal and lawful activity or purpose authorized pursuant to and by the Colorado Corporation Code including but not limited to do all and everything necessary, suitable, and proper for the accomplishment of any of the purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms, or individuals, and to do every other act or acts, thing or things, incidental or appurtenant to or growing out of or connected with the aforesaid business or powers, or any part or parts thereof.

        The business or purpose of the company is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its business, or any part thereof, and to have one or more offices, and to exercise all or any of its corporate powers and rights, in the State of Colorado, and in the various other states, territories, colonies, and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

ARTICLE IV -CAPITAL STOCK

        A.     The authorized capital stock of the Corporation shall consist of 75,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value.

        B.     No share of the common stock shall have any preference over or limitation in respect to any other share of such common stock. All shares of commons stock shall have equal rights and privileges, including the following:

1. All shares of common stock shall share equally in dividends. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may, from time to time, declare and the Corporation may pay dividends in cash, property, or its own shares, except when the Corporation is insolvent or when the payment thereof would render the Corporation insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in these Articles of Incorporation. When any dividend is paid or any distribution is made, in whole or in part, from sources other than unreserved and unrestricted earned surplus, such dividend or distribution shall be identified as such, and the source and amount per share paid from each source shall be disclosed to the stockholder receiving the same concurrently with the distribution thereof and to all other stockholders not later than six months after the end of the Corporation’s fiscal year during which such distribution was made.

2. All shares of common stock shall share equally in distributions in partial liquidation. Subject to the applicable provisions of the laws of this State, the Board of Directors of the Corporation may distribute, from time to time, to its stockholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets in cash or property, except when the Corporation is insolvent or when such distribution would render the Corporation insolvent. Each such distribution, when made, shall be identified as a distribution in partial liquidation, out of stated capital or capital surplus, and the source and amount per share paid from each source shall be disclosed to all stockholders of the Corporation concurrently with the distribution thereof. Any such distribution may be made by the Board of Directors from stated capital without the affirmative vote of any stockholders of the Corporation.

3. Each outstanding share of common stock shall be entitled to one vote at stockholders’ meetings, either in person or by proxy.

        C.     The designations, powers, rights, preferences, qualifications, restrictions and limitations of the Preferred Stock shall be established from time to time by the Corporation’s Board of Directors, in accordance with the Colorado Business Corporation Act. There being no shares of Preferred Stock outstanding on the date of these Amended and Restated Articles, all prior designations of series and preferences of Preferred Stock hereby are terminated.

        D.     Cumulative voting shall not be allowed in elections of directors or for any purpose.

        E.     No holders of shares of common stock of the Corporation shall be entitled, as such, to any preemptive or preferential right to subscribe to any unissued stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors of the Corporation, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of common stock of the Corporation, or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as said board in its discretion may determine.

        F.     The Board of Directors may restrict the transfer of any of the Corporation’s stock issued by giving the Corporation or any stockholder “first right of refusal to purchase” the stock, by making the stock redeemable, or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of this State. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

        G.     The judgment of the Board of Directors as to the adequacy of any consideration received or to be received for any shares, options or any other securities which the Corporation at any time may be authorized to issue or sell or otherwise dispose of shall be conclusive in the absence of fraud, subject to the provisions of these Articles of Incorporation and any applicable law.

        H.     With respect to any action to be taken by shareholders of this Corporation, which pursuant to statute requires the vote of two-thirds of the outstanding shares entitled to vote thereon, an affirmative vote of a majority of the outstanding shares entitled to vote thereon, or of any class or series, shall be required.

ARTICLE V - LIMITATION OF DIRECTOR LIABILITY

        A     director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified under Section 7-108-403 of the Colorado Business Corporation Act, or (iv) any transaction from which the director derived an improper personal benefit.

ARTICLE VI - INDEMNIFICATION

        The Corporation shall indemnify directors and officers to the fullest extent permitted by, and in accordance with, the Colorado Business Corporation Act.

        The Corporation shall pay or reimburse expenses incurred by an officer or director who is a party to a proceeding advance of its final disposition to the fullest extent permitted by, and in accordance with, the Colorado Business Corporation Act.

        The Corporation may indemnify any person who is or was an employee or agent of the Corporation to the extent not inconsistent with law, as authorized in advance by contract or from time to time by resolution of the Board of Directors or shareholders.

        The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation and who while a director, officer, employee, fiduciary or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of the Colorado Business Corporation Act.